ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-155535 Dated January 5, 2011

JPMorgan Chase & Co. Trigger Autocallable Optimization Securities
Linked to the common stock of Hess Corporation due on or about January 13, 2012

Investment Description

Trigger Autocallable Optimization Securities, which we refer to as the “Notes,” are unsecured and unsubordinated notes issued by JPMorgan Chase & Co. (“JPMorgan Chase”) linked to the performance of the common stock of a specific company (the “Underlying Stock”). The Notes are designed for investors who believe that the price of the Underlying Stock will remain flat or increase during the term of the Notes. If the Underlying Stock closes at or above the Initial Share Price (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-13-A-II under “General Terms of Notes — Anti-Dilution Adjustments”) on any Observation Date, JPMorgan Chase will automatically call the Notes and pay you a Call Price equal to the principal amount per Note plus a Call Return. The Call Return increases the longer the Notes are outstanding. If by maturity the Notes have not been called, JPMorgan Chase will either repay the full principal amount or, if the Underlying Stock closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Stock from the Trade Date to the Final Valuation Date. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Call Return: JPMorgan Chase will automatically call the Notes for a Call Price equal to the principal amount plus a Call Return if the closing price of the Underlying Stock on any Observation Date is equal to or greater than the Initial Share Price. The Call Return increases the longer the Notes are outstanding. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the price of the Underlying Stock does not close below the Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Note at maturity. If the price of the Underlying Stock closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Stock from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date[1]	January 7, 2011
Settlement Date[1]	January 12, 2011
Observation Dates[2]	Monthly (see page 4)
Final Valuation Date[2]	January 9, 2012
Maturity Date[2]	January 13, 2012
CUSIP:	46634X559
ISIN:	US46634X5591
[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.
[2]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Call Feature” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. UBS-13-A-II

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-13-A-II BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

We are offering Trigger Autocallable Optimization Securities linked to the common stock of Hess Corporation. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Call Return rate, Initial Share Price and Trigger Price will be determined on the Trade Date.

Underlying Stock	Call Return Rate	Initial Share Price	Trigger Price*	CUSIP	ISIN

Common Stock of Hess Corporation	14.50% to 17.50% per annum	$•	80% of the Initial Share Price	46634X559	US46634X5591

* The Trigger Price may be rounded up to the nearest cent.

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-13-A-II dated January 5, 2011 and this free writing prospectus. The terms of the Notes as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-13-A-II, will supersede the terms set forth in product supplement no. UBS-13-A-II. In particular, please refer to “Additional Terms Specific to the Notes” in this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-13-A-II. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note

Notes Linked to Hess Corporation		$10		$0.125		$9.875

(1)	The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. UBS-13-A-II.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed $0.125 per $10 principal amount Note.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-13-A-II and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-13-A-II dated January 5, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-13-A-II, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

®	Product supplement no. UBS-13-A-II dated January 5, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211000051/e41473_424b2.pdf

®	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

®	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this free writing prospectus, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Terms Specific to the Notes

For purposes of the Notes offered by this free writing prospectus, notwithstanding anything to the contrary set forth under “General Terms of Notes — Calculation Agent” in the accompanying product supplement no. UBS-13-A-II, all calculations with respect to the Trigger Price may be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Notes may be suitable for you if, among other considerations:

®	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

®	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

®	You believe the Underlying Stock will close at or above the Initial Share Price on one of the specified Observation Dates.

®	You understand and accept that you will not participate in any appreciation in the price of the Underlying Stock and that your potential return is limited to the applicable Call Return as specified on the Trade Date.

®	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

®	You would be willing to invest in the Notes if the Call Return rate was set equal to the bottom of the range indicated on the cover hereof (the actual Call Return rate will be set on the Trade Date).

®	You do not seek current income from this investment and are willing to forgo dividends paid on the Underlying Stock.

®	You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of approximately 12 months.

®	You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which JPMorgan Securities LLC, is willing to trade the Notes.

®	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

®	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

®	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

®	You require an investment designed to provide a full return of principal at maturity.

®	You believe that the price of the Underlying Stock will decline during the term of the Notes and is likely to close below the Trigger Price on the Final Valuation Date.

®	You seek an investment that participates in the full appreciation in the price of the Underlying Stock or that has unlimited return potential.

®	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

®	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

®	You seek current income from this investment or prefer to receive the dividends paid on the Underlying Stock.

®	You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

®	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-13-A-II for risks related to an investment in the Notes.

Indicative Terms

Issuer	JPMorgan Chase & Co.

Issue Price	$10.00 per Note

Underlying Stock	Common Stock of Hess Corporation

Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)

Term[1]	12 months, unless called earlier

Call Feature	The Notes will be called if the closing price of one share of the Underlying Stock on any Observation Date is equal to or above the Initial Share Price. If the Notes are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Note equal to the Call Price for the applicable Observation Date.

Observation Dates[1,2]	February 9, 2011
March 9, 2011
April 11, 2011
May 9, 2011
June 9, 2011
July 11, 2011
August 9, 2011
September 9, 2011
October 11, 2011
November 9, 2011
December 9, 2011
	January 9, 2012 (Final Valuation Date)

Call Settlement Dates	4th business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.

Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of between 14.50% per annum and 17.50% per annum. The actual Call Return rate will be determined on the trade date.

Call Price	The Call Price equals the principal amount per Note plus the applicable Call Return. The table below assumes a Call Return rate of 16.00% per annum.

Observation Date[1,2]	Call Return (numbers below assume a rate of 16.00% per annum)	Call Price (per $10)
February 9, 2011	1.333%	$10.133
March 9, 2011	2.667%	$10.267
April 11, 2011	4.000%	$10.400
May 9, 2011	5.333%	$10.533
June 9, 2011	6.667%	$10.667
July 11, 2011	8.000%	$10.800
August 9, 2011	9.333%	$10.933
September 9, 2011	10.667%	$11.067
October 11, 2011	12.000%	$11.200
November 9, 2011	13.333%	$11.333
December 9, 2011	14.667%	$11.467
January 9, 2012	16.000%	$11.600
(Final Valuation Date)

Payment at Maturity (per $10 Note)	If the Notes are not automatically called and the Final Share Price is equal to or greater than the Trigger Price, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Note.

If the Notes are not automatically called and the Final Share Price is less than the Trigger Price, we will pay you a cash payment at maturity that is less than the $10 principal amount, per $10 principal amount Note, equal to:

$10 x (1 + Stock Return)

Stock Return	Final Share Price – Initial Share Price Initial Share Price

Initial Share Price[3]	The closing price of one share of the Underlying Stock on the Trade Date

Final Share Price[3]	The closing price of one share of the Underlying Stock on the Final Valuation Date

Trigger Price[3]	80% of the Initial Share Price

(1)	See footnote 1 on the front cover
(2)	See footnote 2 on the front cover
(3)	Subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Stock as described under “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-13-A-II. The Trigger Price may be rounded up to the nearest cent.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY CONTINGENT REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon a call or at maturity for a $10.00 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms will be determined on the Trade Date; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 12 months (unless earlier called)
Initial Share Price:	$80.00
Call Return Rate:	16.00% per annum (or 1.333% per month)
Observation Dates:	Monthly
Trigger Price:	$64.00 (which is 80.00% of the Initial Share Price)

Example 1 — Notes are Called on the First Observation Date

Closing Price at first Observation Date:	$100.00 (at or above Initial Share Price, Notes are called)
Call Price (per Note):	$10.133

Because the Notes are called on the first Observation Date, we will pay you on the Call Settlement Date a total Call Price of $10.1333 per $10.00 principal amount (1.333% return on the Notes).

Example 2 — Notes are Called on the Final Valuation Date

Closing Price at first Observation Date:	$75.00 (below Initial Share Price, Notes NOT called)
Closing Price at second Observation Date:	$60.00 (below Initial Share Price, Notes NOT called)
Closing Price at third Observation Date:	$75.00 (below Initial Share Price, Notes NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Notes NOT called)
Closing Price at Final Valuation Date:	$100.00 (at or above Initial Share Price, Notes are called)
Call Price (per Note):	$11.60

Because the Notes are called on the Final Valuation Date, we will pay you on the Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $11.60 per $10.00 principal amount (16.00% return on the Notes).

Example 3 — Notes are NOT Called and the Final Share Price is above the Trigger Price

Closing Price at first Observation Date:	$75.00 (below Initial Share Price, Notes NOT called)
Closing Price at second Observation Date:	$60.00 (below Initial Share Price, Notes NOT called)
Closing Price at third Observation Date:	$75.00 (below Initial Share Price, Notes NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Notes NOT called)
Closing Price at Final Valuation Date:	$70.00 (below Initial Share Price, but above Trigger Price, Notes NOT called)
Settlement Amount (per Note):	$10.00

Because the Notes are not called and the Final Share Price is above or equal to the Trigger Price, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a zero return on the Notes).

Example 4 — Notes are NOT Called and the Final Share Price is below the Trigger Price

Closing Price at first Observation Date:	$75.00 (below Initial Share Price, Notes NOT called)
Closing Price at second Observation Date:	$60.00 (below Initial Share Price, Notes NOT called)
Closing Price at third Observation Date:	$75.00 (below Initial Share Price, Notes NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Notes NOT called)
Closing Price at Final Valuation Date:	$40.00, (below Initial Share Price and Trigger Price, Notes NOT called)

Settlement Amount (per Note):	$10.00 x (1 + Stock Return)
$10.00 x (1 – 50%)
$5.00

Because the Notes are not called and the Final Share Price is below the Trigger Price, at maturity JPMorgan Chase will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Notes).

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-13-A-II. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the Notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your Notes should be treated as short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the Notes, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-13-A-II. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Notes Generally

®	Your Investment in the Notes May Result in a Loss: The Notes differ from ordinary debt securities in that JPMorgan Chase will not necessarily pay the full principal amount of the Notes. If the Notes are not called and the closing price of one share of the Underlying Stock has declined below the Trigger Price on the Final Valuation Date, you will no longer receive the contingent repayment of principal at maturity and will be fully exposed to any depreciation in the closing price of one share of the Underlying Stock from the Initial Share Price to the Final Share Price. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Share Price is less than the Initial Share Price and could lose your entire initial investment. If these Notes had a non-contingent repayment of principal feature, under the same scenario, you would have received the full principal amount of your Notes at maturity. As a result, your investment in the Notes may not perform as well as an investment in a security with a return that includes a non-contingent repayment of principal feature.

®	Limited Return on the Notes: Your potential gain on the Notes will be limited by the applicable Call Return, regardless of the appreciation in the closing price of one share of the Underlying Stock, which may be significant. Because the closing price of one share of the Underlying Stock at various times during the term of the Notes could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Notes are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Stock.

®	Credit Risk of JPMorgan Chase & Co.: The Notes are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any contingent repayment of principal provided at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

®	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the Underlying Stock, including extending loans to, or making equity investments in, the issuer of the Underlying Stock or providing advisory services to the issuer of the Underlying Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

®	Reinvestment Risk: If your Notes are called early, the holding period over which you would receive the per annum return of 14.50% to 17.50% (actual annualized return to be determined on the Trade Date) could be as little as one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are called prior to the maturity date.

®	Single Stock Risk: The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying Stock and its issuer, please see “The Underlying Stock” and “Hess Corporation” in this free writing prospectus and the issuer’s SEC filings referred to in those sections.

®	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Notes Prior to Maturity: While the payment on any Call Settlement Date or at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Notes” below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

®	Contingent Repayment of Principal Feature Applies Only If You Hold the Notes to Maturity: You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market, you may have to sell them at a loss relative to your initial investment even if the stock price is above the Trigger Price.

®	The Probability That the Final Share Price Will Fall Below the Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Underlying Stock: “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Stock. If the Underlying Stock has historically experienced significant volatility, there is a higher probability that the Final Share Price will fall below the Trigger Price on the Final Valuation Date, resulting in the loss of some or all of your investment. However, while the Call Return rate is set on the Trade Date, a stock’s volatility can change significantly over the term of the Notes. The price of the Underlying Stock for your Notes could fall sharply, which could result in a significant loss of principal.

®	No Dividend Payments or Voting Rights in the Underlying Stock: As a holder of the Notes, you will not have any ownership interest or rights in the Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the Underlying Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Underlying Stock and the Notes.

®	No Affiliation with the Underlying Stock Issuer: We are not affiliated with the issuer of the Underlying Stock. We assume no responsibility for the adequacy of the information about the Underlying Stock issuer contained in this free writing prospectus or in product supplement no. UBS-13-A-II. You should make your own investigation into the Underlying Stock and its issuer. We are not responsible for the Underlying Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

®	No Assurances of a Flat or Bullish Environment: While the Notes are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes.

®	No Periodic Interest Payments: You will not receive any periodic interest payments on the Notes.

®	Lack of Liquidity: The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

®	Anti-Dilution Protection Is Limited and May Be Discretionary: Although the calculation agent will adjust the Initial Share Price and Trigger Price for certain corporate events (such as stock splits and stock dividends) affecting the Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the Underlying Stock. If an event occurs that does not require the calculation agent to adjust the Initial Share Price and the Trigger Price, the market value of your Notes and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.

®	Hedging and Trading in the Underlying Stock: While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the Underlying Stock or instruments related to the Underlying Stock. We or our affiliates may also trade in the Underlying Stock or instruments related to the Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

®	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates: JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the Underlying Stock) that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying Stock and could affect the value of the Underlying Stock, and therefore the market value of the Notes.

®	Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

®	Potential JPMorgan Chase & Co. Impact on Market Price of Underlying Stock: Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Stock may adversely affect the market price of the Underlying Stock and, therefore, the market value of the Notes.

®	Market Disruptions May Adversely Affect Your Return: The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the Underlying Stock on an Observation Date, determining if the Notes are to be automatically called, calculating the Stock Return if the Notes are not automatically called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events” in the accompanying product supplement no. UBS-13-A-II.

®	Many Economic and Market Factors Will Influence the Value of the Notes: In addition to the value of the Underlying Stock and interest rates on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-13-A-II.

The Underlying Stock

Included on the following pages is a brief description of the issuer of the Underlying Stock. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for the Underlying Stock. The information given below is for the four calendar quarters in each of 2005, 2006, 2007, 2008, 2009 and 2010. Partial data is provided for the first calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Stock as an indication of future performance.

The Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Hess Corporation

According to its publicly available filings with the SEC, Hess Corporation, which we refer to as Hess, is a global integrated energy company that operates in two segments: Exploration and Production, which explores for, develops, produces, purchases, transports and sells crude oil and natural gas; and Marketing and Refining, which manufactures refined petroleum products and purchases, transports, trades and markets refined petroleum products, natural gas and electricity. The common stock of Hess, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Hess in the accompanying product supplement no. UBS-13-A-II. Hess’s SEC file number is 001-01204.

Historical Information Regarding the Common Stock of Hess

The following table sets forth the quarterly high and low closing prices for Hess’s common stock, based on daily closing prices on the primary exchange for Hess, as reported by Bloomberg. The closing price of the common stock of Hess on January 4, 2011 was $77.75. The actual Initial Share Price will be the closing price of Hess’s common stock on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Hess has experienced significant fluctuations. The historical performance of the common stock of Hess should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Hess during the term of the Notes. We cannot give you assurance that the performance of the common stock of Hess will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Hess will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Hess.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close

1/3/2005	3/31/2005		$34.61	$26.33	$32.07

4/1/2005	6/30/2005		$37.22	$29.35	$35.50

7/1/2005	9/30/2005		$46.46	$36.95	$45.83

10/3/2005	12/30/2005		$45.40	$37.58	$42.27

1/3/2006	3/31/2006		$51.60	$44.54	$47.47

4/3/2006	6/30/2006		$52.85	$43.44	$52.85

7/3/2006	9/29/2006		$56.02	$40.09	$41.42

10/2/2006	12/29/2006		$52.51	$38.50	$49.57

1/3/2007	3/30/2007		$56.91	$47.31	$55.47

4/2/2007	6/29/2007		$61.00	$55.08	$58.96

7/2/2007	9/28/2007		$68.43	$55.24	$66.53

10/1/2007	12/31/2007		$104.40	$64.79	$100.86

1/2/2008	3/31/2008		$100.69	$81.85	$88.18

4/1/2008	6/30/2008		$133.80	$92.49	$126.19

7/1/2008	9/30/2008		$126.66	$76.11	$82.08

10/1/2008	12/31/2008		$80.01	$38.45	$53.64

1/2/2009	3/31/2009		$66.30	$49.99	$54.20

4/1/2009	6/30/2009		$68.04	$50.41	$53.75

7/1/2009	9/30/2009		$57.29	$47.50	$53.46

10/1/2009	12/31/2009		$61.53	$51.79	$60.50

1/4/2010	3/31/2010		$65.83	$57.03	$62.55

4/1/2010	6/30/2010		$65.56	$49.69	$50.34

7/1/2010	9/30/2010		$59.12	$49.88	$59.12

10/1/2010	12/31/2010		$76.54	$59.49	$76.54

1/3/2011	1/4/2011	*	$77.75	$77.42	$77.75

*	As of the date of this free writing prospectus available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through January 4, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the daily performance of Hess’s common stock from January 7, 2000 through January 4, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Notes.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. UBS-13-A-II.